News

Release

Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

Evans Bancorp Reports Net Income of $5.9 Million

in Third Quarter 2022

WILLIAMSVILLE, NY, October 26, 2022 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported results of operations for the third quarter ended September 30, 2022.

 THIRD QUARTER 2022 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

"	Achieved third quarter net income of $5.9 million, or $1.06 per diluted share; earnings reflect higher than typical loan loss provision compared with a credit to provision last year
"	Generated net interest income growth of 6% overcoming a $2 million decrease in PPP fees as the program nears conclusion
"	Total loan balances increased $87 million, or 5%, excluding PPP loans
"	Total deposits of $1.87 billion were flat with last year as strong demand deposit growth offset noncore interest rate sensitive balances

"	Driving operational efficiency as ratio improved 270 basis points to 63.3% while continuing to invest in people and technology

Net income was $5.9 million, or $1.06 per diluted share, in the third quarter of 2022, compared with $5.7 million, or $1.03 per diluted share, in the second quarter of 2022 and $7.0 million, or $1.27 per diluted share, in last year’s third quarter.  The increase from the sequential second quarter was largely due to higher net interest income.  The change from prior year reflected an increase in provision for loan losses compared with a sizable credit to provision for loan losses in the third quarter of 2021, partially offset by higher net interest income during the quarter.  Return on average equity was 14.15% for the third quarter of 2022, compared with 13.77% in the second quarter of 2022 and 15.58% in the third quarter of 2021.

“Third quarter results were solid and up from the prior quarter, with strong revenue, a strengthened net interest margin, and a lower efficiency ratio.  On a year-over-year basis, earnings reflected a single charged-off credit that resulted in a higher than typical provision.  Overall lending performance continues to be positive considering higher rates that have slowed Commercial Real Estate activity. Of note, Commercial & Industrial lending has been more robust in these challenging economic conditions, strengthening a solid pipeline as we approach the end of the year,” said David J. Nasca, President and CEO of Evans Bancorp, Inc.  “We remain positive on our local economy and believe our strong and diversified portfolio is well  positioned to enable us to navigate the continuing headwinds.”

Evans Bancorp Reports Net Income of $5.9 Million in Third Quarter 2022

October 26, 2022

Net Interest Income
($ in thousands)

	3Q 2022	2Q 2022	3Q 2021

Interest income	$20,487	$19,097	$19,302
Interest expense	1,299	1,045	1,139
Net interest income	19,188	18,052	18,163
Provision (credit) for loan losses	1,328	267	(1,459)
Net interest income after provision	$17,860	$17,785	$19,622

Net interest income increased $1.1 million, or 6%, from the sequential second quarter and $1.0 million, or 6% when compared with prior-year third quarter.  The increase from the sequential quarter primarily reflected higher rates on a relatively similar base of interest earning assets. Rate changes reflected the 300 basis point increase in the federal funds rate since the beginning of 2022.  Partially offsetting the improvement in interest income was a $0.3 million increase in interest expense related to competitive pricing on deposits.  The increase from prior year reflected higher interest income on investment securities of $1.1 million.  A $1.9 million increase in interest income on loans resulting from the fed funds rate increases and higher average loan balances offset lower Paycheck Protection Program loan fees.

Third quarter net interest margin of 3.72% improved 27 basis points over the trailing second quarter and
24 basis points from the prior-year period.  The yield on loans also improved both sequentially and year-over year, up 23 basis points and 11 basis points, respectively.  The cost of interest-bearing liabilities was 0.36% compared with 0.28% in the second quarter of 2022 and 0.31% in the third quarter of 2021.

As a result of the COVID-19 pandemic, the Company classified $81 million of loans to clients within the hotel industry as criticized in 2020.  Subsequently, more than half of this portfolio has been upgraded or paid off.  Currently, $38 million of the hotel portfolio remains in criticized status at the end of the 2022 third quarter.  The improvement of the remaining criticized hotel credits is dependent on continued positive payment performance.  Given released travel restrictions and improvements in tourism and business travel, trends for this industry have improved.

The higher than average provision for loan losses of $1.3 million in the current quarter was primarily due to the $1.5 million charge-off of a single government agency guaranteed commercial loan.  During the quarter, the Company was notified that its claim for reimbursement of the guarantee was denied.  Management has evaluated the remaining government guaranteed portfolio and determined that the above loan had unique characteristics.

Evans has deferred the adoption of the Current Expected Credit Loss Impairment Model (CECL) until January 2023, as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission.

Asset Quality
($ in thousands)

	3Q 2022	2Q 2022	3Q 2021

Total non-performing loans	$25,961	$22,010	$25,463
Total net loan charge-offs	1,518	66	431
Non-performing loans / Total loans	1.60%	1.36%	1.58%
Net loan charge-offs / Average loans	0.38%	0.02%	0.10%
Allowance for loan losses / Total loans	1.15%	1.17%	1.12%

Evans Bancorp Reports Net Income of $5.9 Million in Third Quarter 2022

October 26, 2022

“During the quarter, we were notified that the government denied the guarantee on a single loan that had been in our nonperforming category since late 2019.  As a result, we charged-off the $1.5 million loan in the quarter.  Although disappointed with the agency’s decision concerning the guarantee, the characteristics of this particular loan were unique and are not indicative of other commercial credits in our portfolio or specifically other loans with a government guarantee,” stated John Connerton, Chief Financial Officer of Evans Bank.  “Our return on average assets (ROA) for the quarter was 1.08%, demonstrating the strength of our performance especially considering this one credit negatively impacted the ratio by 20 basis points.”

“During the quarter, we were notified that the government denied the guarantee on a single loan that had been in our nonperforming category since late 2019.  As a result, we charged-off the $1.5 million loan in the quarter.  Although we are disappointed with the agency’s decision concerning the guarantee, the characteristics of this particular loan were unique and we believe are not indicative of other commercial credits in our portfolio or specifically other loans with a government guarantee,” stated John Connerton, Chief Financial Officer of Evans Bank.  “Our return on average assets (ROA) for the quarter was 1.08%, which we believe demonstrates the strength of our performance especially considering this one credit impacted the ratio by 20 basis points.”

Non-Interest Income
($ in thousands)
	3Q 2022	2Q 2022	3Q 2021

Deposit service charges	$782	$703	$664
Insurance service and fee revenue	3,383	2,567	3,191
Bank-owned life insurance	161	171	158
Other income	1,441	1,171	1,144
Total non-interest income	$5,767	$4,612	$5,157

Higher debit card usage drove deposit service charges up 18% over last year’s third quarter.

The increase in insurance service and fee revenue from the sequential second quarter reflects seasonally higher commercial lines insurance commissions and profit-sharing revenue.  The increase from the prior year was primarily due to increased commissions resulting from higher premiums and new commercial lines insurance business.

The increases in other income over both prior periods was largely due to a $0.2 million final payment in connection with a historic tax credit investment and movements in the fair value of mortgage servicing rights.

Non-Interest Expense
($ in thousands)
	3Q 2022	2Q 2022	3Q 2021

Salaries and employee benefits	$10,450	$9,436	$9,930
Occupancy	1,118	1,131	1,126
Advertising and public relations	417	438	434
Professional services	839	843	840
Technology and communications	1,339	1,237	1,327
Amortization of intangibles	100	100	135
FDIC insurance	255	250	285
Other expenses	1,273	1,349	1,316
Total non-interest expenses	$15,791	$14,784	$15,393

Total non-interest expense increased $1.0 million, or 7%, from the second quarter of 2022, and $0.4 million, or 3%, from last year’s third quarter.

Salaries and employee benefits increased $1.0 million, or 11%, from the sequential second quarter, which reflected a $0.7 million increase in incentive accruals.  The $0.5 million, or 5%, increase over last year’s third quarter was mainly due to annual merit increases.

Technology and communications increased $0.1 million from prior quarter due to higher ATM card activity and

Evans Bancorp Reports Net Income of $5.9 Million in Third Quarter 2022

October 26, 2022

software costs.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 63.3% in the third quarter of 2022, 65.2% in the second quarter of 2022, and 66.0% in the third quarter of 2021.

Income tax expense was $2.0 million, for an effective tax rate of 25.2%, in the third quarter of 2022 compared with 24.7% in the second quarter of 2022 and 25.6% in last year’s third quarter.

Balance Sheet Highlights

Total assets were $2.13 billion as of September 30, 2022, down 4% from the end of the trailing quarter and down 1% compared with balances at September 30, 2021.  The change from the sequential quarter was due to an $81 million decline in interest-bearing deposits at banks and a $27 million decrease in investment securities which was partially offset by a $13 million increase in total loans.  Since last year’s third quarter, while interest-bearing deposits decreased $172 million, investment securities increased $118 million and total loans increased $12 million.  PPP loan balances, which are included in commercial and industrial loans, were down $75 million year-over-year.  Excluding the decline in PPP loans, commercial and industrial loans increased $28 million, or 14%, from the third quarter of 2021.  Residential mortgages and commercial real estate loans increased $27 million and $26 million, respectively, since the third quarter of 2021.

Investment securities were $377 million at September 30, 2022, $27 million lower than the end of the second quarter of 2022, but $118 million higher than at the end of last year’s third quarter.  The decrease from the sequential quarter reflects changes in unrealized gains and losses on investment securities.  The increase from prior year reflects the use of excess cash balances.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits of $1.87 billion decreased $95 million, or 5%, from June 30, 2022, and $2 million, or less than 1%, from the end of last year’s third quarter.  The decrease from the sequential quarter primarily reflects seasonal municipal deposit outflows and a large component of one product, interest rate sensitive customers that the Bank determined to be noncore.   From a product line perspective, there were decreases in consumer savings deposits of $50 million, commercial savings of $26 million, municipal savings deposits of $25 million and NOW deposits of $2 million, partially offset by an increase in demand deposits of $9 million.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.00% at September 30, 2022 compared with 8.73% at June 30, 2022 and 8.34% at September 30, 2021.

Book value per share was $27.20 at September 30, 2022 compared with $29.53 at June 30, 2022 and $32.73 at September 30, 2021.  Reflected in the book value changes are the Federal Reserve’s aggressive interest rate hikes that have resulted in significant changes in unrealized gains and losses on investment securities, which reduced book value per share at September 30, 2022 by $2.83 when compared with the sequential second quarter and $8.38 from last year’s third quarter.  Such unrealized gains and losses are generally due to changes in interest rates and represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available-for-sale.  The Company had no other-than-temporary impairment charges in its investment portfolio in 2022 or 2021.

Tangible book value per share was $24.65 at September 30, 2022 compared with $26.97 at June 30, 2022 and $30.07 at September 30, 2021.

In October 2022, the Company paid a semi-annual cash dividend of $0.64 per common share.  Cash dividends totaled $1.26 per common share during 2022, up 5% over 2021.

Evans Bancorp Reports Net Income of $5.9 Million in Third Quarter 2022

October 26, 2022

Webcast and Conference Call

The Company will host a conference call and webcast on Wednesday, October 26, 2022 at 4:45 p.m. ET. Management will review the financial and operating results for the third quarter of 2022, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Wednesday, November 2, 2022.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13733202, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.1 billion in assets and $1.9 billion in deposits at September 30, 2022.  Evans is a full-service community bank with 18 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through ten offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:
Kathleen Rizzo Young Public & Community Relations Manager 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Net Income of $5.9 Million in Third Quarter 2022

October 26, 2022

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
ASSETS
Interest-bearing deposits at banks	$6,813	$88,190	$147,277	$234,929	$179,231
Investment Securities	376,713	403,322	388,953	309,124	258,221
Loans	1,626,457	1,613,834	1,604,079	1,571,905	1,614,162
Allowance for loan losses	(18,630)	(18,819)	(18,618)	(18,438)	(18,051)
Goodwill and intangible assets	14,029	14,129	14,229	14,329	14,546
All other assets	124,323	107,698	104,814	98,791	103,949
Total assets	$2,129,705	$2,208,354	$2,240,734	$2,210,640	$2,152,058

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	558,805	550,079	528,962	492,864	502,689
NOW deposits	263,648	265,181	257,475	259,908	253,124
Savings deposits	913,383	1,015,511	1,051,136	1,019,925	942,147
Time deposits	137,910	137,561	149,243	164,340	178,083
Total deposits	1,873,746	1,968,332	1,986,816	1,937,037	1,876,043
Borrowings	83,456	59,028	64,322	67,965	71,564
Other liabilities	22,652	18,319	20,393	21,746	25,617
Total stockholders' equity	149,850	162,675	169,203	183,892	178,834

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,509,917	5,508,663	5,519,831	5,482,756	5,463,141
Book value per share	$27.20	$29.53	$30.65	$33.54	$32.73
Tangible book value per share	$24.65	$26.97	$28.08	$30.93	$30.07
Tier 1 leverage ratio	9.00%	8.73%	8.57%	8.57%	8.34%
Tier 1 risk-based capital ratio	12.40%	12.47%	12.55%	12.76%	12.34%
Total risk-based capital ratio	13.57%	13.68%	13.78%	14.02%	13.57%

ASSET QUALITY DATA
Total non-performing loans	$25,961	$22,010	$20,659	$18,415	$25,463
Total net loan charge-offs	1,518	66	41	6	431

Non-performing loans/Total loans	1.60%	1.36%	1.29%	1.17%	1.58%
Net loan charge-offs /Average loans	0.38%	0.02%	0.01%	-%	0.10%
Allowance for loans losses/Total loans	1.15%	1.17%	1.16%	1.17%	1.12%

Evans Bancorp Reports Net Income of $5.9 Million in Third Quarter 2022

October 26, 2022

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2022	2022	2022	2021	2021
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Interest income	$20,487	$19,097	$17,517	$20,732	$19,302
Interest expense	1,299	1,045	1,016	1,057	1,139
Net interest income	19,188	18,052	16,501	19,675	18,163
Provision (credit) for loan losses	1,328	267	221	393	(1,459)
Net interest income after provision (credit) for loan losses	17,860	17,785	16,280	19,282	19,622

Deposit service charges	782	703	692	688	664
Insurance service and fee revenue	3,383	2,567	2,299	2,107	3,191
Bank-owned life insurance	161	171	154	360	158
Loss on tax credit investment	-	-	-	(30)	-
Refundable NY state historic tax credit	-	-	-	21	-
Other income	1,441	1,171	1,286	1,560	1,144
Total non-interest income	5,767	4,612	4,431	4,706	5,157

Salaries and employee benefits	10,450	9,436	9,470	10,273	9,930
Occupancy	1,118	1,131	1,180	1,208	1,126
Advertising and public relations	417	438	179	325	434
Professional services	839	843	872	799	840
Technology and communications	1,339	1,237	1,174	1,353	1,327
Amortization of intangibles	100	100	100	132	135
FDIC insurance	255	250	270	269	285
Other expenses	1,273	1,349	1,215	1,926	1,316
Total non-interest expenses	15,791	14,784	14,460	16,285	15,393

Income before income taxes	7,836	7,613	6,251	7,703	9,386
Income tax provision	1,972	1,879	1,503	1,804	2,407
Net income	5,864	5,734	4,748	5,899	6,979

PER SHARE DATA
Net income per common share-diluted	$1.06	$1.03	$0.86	$1.06	$1.27
Cash dividends per common share	$0.64	$-	$0.62	$-	$0.60
Weighted average number of diluted shares	5,546,764	5,550,436	5,547,548	5,540,924	5,516,781

PERFORMANCE RATIOS
Return on average total assets	1.08%	1.04%	0.86%	1.07%	1.28%
Return on average stockholders' equity	14.15%	13.77%	10.46%	12.98%	15.58%
Return on average tangible common stockholders' equity*	15.46%	15.06%	11.35%	14.11%	16.96%
Efficiency ratio	63.28%	65.23%	69.08%	66.79%	66.01%
Efficiency ratio (Non-GAAP)**	62.88%	64.79%	68.60%	66.23%	65.43%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Net Income of $5.9 Million in Third Quarter 2022

October 26, 2022

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2022	2022	2022	2021	2021
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
AVERAGE BALANCES

Loans, net	$1,597,382	$1,591,971	$1,566,716	$1,573,608	$1,647,395
Investment securities	406,703	392,371	357,930	283,216	248,690
Interest-bearing deposits at banks	42,788	111,457	178,729	229,658	174,296
Total interest-earning assets	2,046,873	2,095,799	2,103,375	2,086,482	2,070,381
Non interest-earning assets	122,321	116,202	110,316	110,315	109,601
Total Assets	$2,169,194	$2,212,001	$2,213,691	$2,196,797	$2,179,982

NOW	269,359	258,197	252,965	254,059	262,105
Savings	964,051	1,020,004	1,024,447	983,403	949,956
Time deposits	132,319	143,677	156,534	170,318	186,126
Total interest-bearing deposits	1,365,729	1,421,878	1,433,946	1,407,780	1,398,187
Borrowings	65,990	63,203	65,154	69,847	74,326
Total interest-bearing liabilities	1,431,719	1,485,081	1,499,100	1,477,627	1,472,513

Demand deposits	549,625	542,827	512,118	515,204	503,006
Other non-interest bearing liabilities	22,073	17,562	20,897	22,223	25,250
Stockholders' equity	165,777	166,531	181,576	181,743	179,213

Total Liabilities and Equity	$2,169,194	$2,212,001	$2,213,691	$2,196,797	$2,179,982

Average tangible common stockholders' equity*	151,690	152,345	167,287	167,285	164,588

YIELD/RATE

Loans, net	4.47%	4.24%	4.07%	4.86%	4.36%
Investment securities	2.23%	2.09%	1.95%	1.91%	1.82%
Interest-bearing deposits at banks	2.01%	0.81%	0.16%	0.15%	0.14%
Total interest-earning assets	3.97%	3.65%	3.38%	3.94%	3.70%

NOW	0.10%	0.09%	0.09%	0.09%	0.10%
Savings	0.19%	0.14%	0.14%	0.14%	0.15%
Time deposits	0.64%	0.49%	0.44%	0.44%	0.49%
Total interest-bearing deposits	0.22%	0.16%	0.16%	0.17%	0.18%
Borrowings	3.27%	2.95%	2.79%	2.64%	2.62%
Total interest-bearing liabilities	0.36%	0.28%	0.27%	0.28%	0.31%

Interest rate spread	3.61%	3.37%	3.11%	3.66%	3.39%
Contribution of interest-free funds	0.11%	0.08%	0.07%	0.08%	0.09%
Net interest margin	3.72%	3.45%	3.18%	3.74%	3.48%
* Average tangible common stockholders' equity excludes goodwill and intangible assets from average stockholders equity.